As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-188600

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FI CBM Holdings N.V.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

The Netherlands	3531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cranes Farm Road

Basildon

Essex SS14 3AD

United Kingdom

Tel. No.: +44 1268 533000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard Tobin

6900 Veterans Boulevard

Burr Ridge, Illinois 60527

United States of America

Tel. No.: 630-887-2282

(Name, address, including zip code and telephone number including area code, of agent for service)

Copy to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: 212-558-4000	Roberto Russo Fiat Industrial S.p.A. Via Nizza 250 Torino 10126 Italy Tel. No.: +39 011 006 2393	Michael Going CNH America LLC 6900 Veterans Boulevard Burr Ridge, Illinois 60527 Tel. No.: 630-887-3766

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

FI CBM Holdings N.V. is filing this Amendment No. 3 to the Registration Statement on Form F-4 (File No. 333-188600) for the purpose of filing Exhibit 5.1 to the Registration Statement. Amendment No. 3 does not modify any part of the Registration Statement other than Item 21.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to Dutch law, DutchCo’s directors and officers may be liable to DutchCo for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

The DutchCo Articles of Association provide that DutchCo will indemnify any and all of its current and former officers and directors against any and all expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding to which they are a party by reason of their position as a director or officer of the company. The indemnification also applies to any person who has served as the director or officer of another company of which DutchCo owns shares or is a creditor. The DutchCo Articles of Association limit the right to indemnification if the director or officer is adjudged to be liable for negligence or misconduct in the performance of a duty.

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

DutchCo expects to purchase and maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of DutchCo for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which DutchCo owns shares or is a creditor.

Pursuant to the merger agreement, DutchCo is required to maintain directors’ and officers’ liability insurance for a period of six years from the effective time of the CNH Merger (or a six-year extended reporting period endorsement) covering all persons covered by Fiat Industrial’s or CNH’s directors’ and officers’ liability insurance policies prior to the effective time of the CNH Merger for actions taken by such persons prior to the closing date on terms no less favorable than the terms of such current insurance coverage. DutchCo has agreed to cause its successors and assigns to expressly assume these obligations with respect to director and officer indemnification, exculpation and insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

2.1	Merger Agreement among Fiat Industrial S.p.A., Fiat Netherlands Holding N.V., CNH Global N.V. and FI CBM Holdings N.V., dated as of November 25, 2012*

2.2	English translation of Common Cross-Border Merger Terms prepared by the Boards of Directors of the FI CBM Holdings N.V. and Fiat Industrial S.p.A. in connection with the proposed reverse cross-border legal merger of Fiat Industrial S.p.A. into FI CBM Holdings N.V.*

2.3	English translation of Common Cross-Border Merger Terms prepared by the Boards of Directors of the Fiat Netherlands Holding N.V. and Fiat Industrial S.p.A. in connection with the proposed cross-border legal merger of Fiat Netherlands Holding N.V. into Fiat Industrial S.p.A.*

2.4	English translation of Merger Plan prepared by the Boards of Directors of FI CBM Holdings N.V. and CNH Global N.V. In connection with the proposed Dutch law legal merger of CNH Global N.V. into FI CBM Holdings N.V.*

3.1	English Translation of the Articles of Association of DutchCo*

3.2	English Translation of the Deed of Incorporation of DutchCo**

5.1	Opinion of Freshfields Bruckhaus Deringer LLP as to the legality of the securities being registered

8.1	Opinion of Loyens & Loeff N.V. with respect to material Dutch tax consequences of the transaction**

8.2	Opinion of Maisto e Associati with respect to material Italian tax consequences of the transaction**

8.3	Opinion of Sullivan & Cromwell LLP with respect to material U.K. tax consequences of the transaction†

8.4	Opinion of Sullivan & Cromwell LLP with respect to material U.S. tax consequences of the transaction**

11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 13 to the Fiat Industrial Annual Financial Statements)*

21.1	Subsidiaries*

23.1	Consent of Reconta Ernst & Young S.p.A.†

23.2	Consent of Ernst & Young LLP†

23.3	Consent of Deloitte & Touche S.p.A.†

23.4	Consent of Deloitte & Touche LLP†

23.5	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

23.6	Consent of Loyens & Loeff N.V. (included in Exhibit 8.1)**

23.7	Consent of Maisto e Associati (included in Exhibit 8.2)**

23.8	Consent of Sullivan & Cromwell LLP (included in Exhibits 8.3† and 8.4**)

23.9	Consent of Freshfields Bruckhaus Deringer LLP†

24.1	Power of Attorney*

99.1	Consent of Lazard Freres & Co. LLC*

99.2	Consent of J.P. Morgan Securities LLC*

99.3	English translation of the CNH Exchange Ratio Report by Mazars Paardekooper Hoffman N.V.**

99.4	English translation of the Fiat Industrial Exchange Ratio Report by Reconta Ernst & Young S.p.A.*

99.5	Consent of Mazars Paardekooper Hoffman N.V.*

99.6	Consent of Reconta Ernst & Young S.p.A.*

99.7	Consent of Person Named to Become Director†

*	Previously filed with the DutchCo Registration Statement on Form F-4 on May 14, 2013.
**	Previously filed with Amendment No. 1 to the DutchCo Registration Statement on Form F-4 on May 29, 2013.
†	Previously filed with Amendment No. 2 to the DutchCo Registration Statement on Form F-4 on June 7, 2013.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basildon (U.K.) on this 19th day of June, 2013.

DutchCo

By:	/s/ DEREK NEILSON
Name:	Derek Neilson
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 2013:

Name	Title

* Sergio Marchionne	Chairman and Director

* Richard Joseph Tobin	Director

/s/ DEREK NEILSON Derek Neilson	Director

* Richard Joseph Tobin	Authorized Representative in the United States

*By:	/S/ DEREK NEILSON
Derek Neilson Attorney-in-Fact